Exhibit 4.3

FISERV, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(Effective July 1, 2019)

1.	Purpose

Effective January 1, 2000, the Plan was adopted to provide employees of Fiserv and its Designated Subsidiaries with an opportunity to purchase Common Stock of Fiserv through accumulated payroll deductions. The Plan was amended and restated effective January 1, 2010 following approval by the Fiserv shareholders at the Annual Shareholders Meeting held in May 2009. The Plan was again amended and restated effective December 2, 2013, and subsequently amended and restated effective March 19, 2018, in each case, to make the adjustments required by the Plan as a result of the two-for-one split of Fiserv Common Stock effective as of the close of business on each restatement date. The Plan is now amended and restated effective July 1, 2019 (the “Third Restatement Date”) following approval by the Fiserv shareholders at the Annual Shareholders Meeting held in May 2019 or at any adjournment or postponement thereof.

The following sections of the Plan shall apply exclusively to the employees of Fiserv and its participating U.S. subsidiaries, except where noted. It is the intention of Fiserv that this Plan, when applied to such employees, qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to comply with the requirements of that section of the Code.

The Company may, in its discretion, adopt sub-plans of the Plan applicable to particular countries or qualifying subsidiaries outside of the United States that are not intended to comply with the requirements of Section 423 of the Code (a “Non-Section 423 Sub-Plan”); provided however, that (i) the aggregate number of shares of Common Stock which may be sold under the Plan, including any Non-Section 423 Sub-Plan, does not exceed the aggregate number of shares of Common Stock subject to the Plan as provided in Section 13 of this Plan, and (ii) if a Non-Section 423 Sub-Plan provides for Company matching contributions, then the purchase price for the Common Stock must be not less than Fair Market Value on the purchase date and the matching contributions may not exceed twenty-five percent (25%) of the Common Stock so purchased.

2.	Definitions

a.    “Administrator” shall mean one or more officers of Fiserv, or any such delegate thereof.

b.    “Board” shall mean the Board of Directors of Fiserv.

c.    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

d.    “Committee” shall mean the Compensation Committee of the Board, or any such delegate thereof. If the Compensation Committee shall not be in existence, any reference to the Committee shall mean the Board.

e.    “Common Stock” shall mean the Common Stock of Fiserv.

f.    “Company” shall mean Fiserv and any U.S. Designated Subsidiary of Fiserv. Except where the context clearly requires otherwise, any reference to “Company” in this Plan shall, with respect to a particular Employee, mean the entity by which he or she is employed.

g.    “Compensation” shall mean the total wages, bonuses, commissions and overtime pay compensation paid during an Offering Period by the Company to an Employee, including deferrals described in Sections 415(c)(3)(D) and 132(f)(4) of the Code, but excluding (i) extra compensation based upon special arrangements; (ii) deferred compensation; (iii) reimbursed expenses (including, but not limited to, moving expenses); (iv) expense allowances (including, but not limited to, travel and entertainment expense allowance); (v) stock options and any gain or income attributable thereto; (vi) imputed income with respect to any group life insurance program maintained by the Company on behalf of an Employee; (vii) referral payments; and (viii) other extra compensation (including, but not limited to, cash and non-cash fringe benefits).

h.    “Employee” shall mean a person employed by the Company on or after July 1, 2019; provided, however, that the Administrator may determine, in its sole discretion, in advance of any Offering Period, that any or all of the following groups of otherwise eligible Employees shall be ineligible to participate under the Plan for such Offering Period: (i) employees whose customary employment is for twenty (20) hours of service or less per week, (ii) employees whose customary employment is for not more than five (5) months in any calendar year, (iii) employees who have been employed less than two (2) years, (iv) employees who are “officers” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, and/or (v) “highly compensated employees” as determined under Code Section 423 (or, in each case of items (i) through (iii), such lesser number of hours or period as specified by the Administrator).

Any leased employee, as defined in Code Section 414(n)(2), and any individual performing services for the Company as an independent contractor or other contract service provider under the terms of a contract, agreement or other special arrangement between the Company and the individual, or other third party, that the parties do not contemplate being an employment relationship, shall not be considered as an Employee for any purpose under the Plan.

i.    “Enrollment Date” shall mean the first day of each Offering Period.

j.    “Exercise Date” shall mean the last Trading Day of each Offering Period.

k.    “Fair Market Value” shall mean, as of any date, the closing sales price for a share of Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

l.    “Fiserv” shall mean Fiserv, Inc., a Wisconsin corporation.

m.    “Foreign Employee” shall mean an Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether the Foreign Employee is also a citizen of the United States or a resident alien within the meaning of Code section 7701(b)(1)(A)).

n.    “Grant Date” shall mean the same day as the Exercise Date; provided, however, that if the Committee or Administrator exercises its power under Section 20 to (i) designate a maximum number of shares that may be purchased by each employee during an Offering Period or (ii) require the application to establish the maximum number of shares that may be purchased by each employee during an Offering Period, then “Grant Date” shall mean the first Trading Day of each Offering Period.

o.    “Offering Period” shall mean each of the calendar quarters of each year. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan; provided that in no event may an Offering Period extend beyond twenty-seven (27) months from the Enrollment Date (or such period as may be permitted under Section 423 of the Code) for this Plan or any limit imposed by applicable law for any Non-Section 423 Sub-Plan.

p.    “Plan” shall mean this Employee Stock Purchase Plan as it may be amended from time to time.

q.    “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Exercise Date; provided, however, that the Purchase Price may be adjusted pursuant to Section 20.

r.    “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

s.    “Subsidiary” shall mean a domestic or foreign corporation (other than Fiserv) in an unbroken chain of corporations beginning with Fiserv if each of the corporations (other than the last corporation in the chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in or of the other corporations in the chain. A corporation shall not fail to be a “Subsidiary” because the entity does not exist or has not yet been acquired by Fiserv or a Subsidiary as of the effective date of this amended and restated Plan.

t.    “Trading Day” shall mean a day on which the NASDAQ Stock Market is open for trading.

u.    “U.S. Designated Subsidiary” shall mean each Subsidiary that is legally organized in the United States, unless the Administrator excludes, in writing, such entity from participation in the Plan.

3.	Eligibility

a.    Any Employee who is employed by the Company on a given Enrollment Date, including an Employee who is on an authorized leave of absence on such date, shall be eligible to participate in the Plan. Notwithstanding the foregoing, the Administrator may exclude a Foreign Employee from participating in the Plan, including for any Offering Period intended to comply with Section 423 of the Code, if the grant of an option to such Employee under the Plan is prohibited under the laws of the applicable foreign jurisdiction or if compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Code Section 423.

b.    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of Fiserv or of any Subsidiary and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of Fiserv or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of Fiserv and its Subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock, determined at the Fair Market Value of the shares on the Grant Date of such option (or such other limit imposed by Section 423 of the Code) for each calendar year in which such option is outstanding at any time.

4.	Offering Periods

The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first day of the calendar quarters of each year, or on such other date as the Committee shall determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Committee shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings if such change is announced within a reasonable period of time prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.	Participation

a.    An eligible Employee may become a participant in the Plan by completing and submitting a participation agreement prior to the applicable Enrollment Date in accordance with the procedures established by the Administrator. An eligible Employee who does not timely complete and submit a participation agreement shall not participate in the Plan for that Offering Period, but shall be eligible to elect to participate in subsequent Offering Periods in which he or she is otherwise eligible.

b.    Payroll deductions for a participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	Payroll Deductions

a.    At the time a participant submits his or her participation agreement, he or she shall elect to have payroll deductions made on each payday during the Offering Period in any whole percentage, but not exceeding ten percent (10%) of the Compensation (or such lesser amount as is established by the Administrator for such Offering Period) which he or she receives on each payday during the Offering Period. Contributions to the Plan other than by payroll deduction are not permitted.

b.    A participant may not change the amount of payroll deductions during an Offering Period, but may change the amount to be deducted for any subsequent Offering Period in accordance with procedures established by the Administrator.

c.    A participant may discontinue his or her participation in the Plan, as provided in Section 10 hereof, during an Offering Period by completing and submitting a form provided for such purpose in accordance with the procedures established by the Administrator.

d.    A participant’s participation agreement shall remain in effect for successive Offering Periods (including any portion of an Offering Period during which the participant is on an authorized leave of absence, although payroll deductions will be discontinued for any period for which the participant is not receiving Compensation) unless terminated prior to an Offering Period as provided in Section 10 hereof.

e.    All payroll deductions made for a participant shall be credited to an unfunded and unsecured bookkeeping account maintained on behalf of the participant and deposited with the general funds of the Company.

f.    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions so decreased under Section 3(b)(ii) hereof shall recommence at the rate provided in such participant’s participation agreement for the first Offering Period that has a Grant Date in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

g.    Notwithstanding the foregoing, if required by the terms of any 401(k) plan sponsored by the Company, a participant’s payroll deductions may be decreased to zero percent (0%) upon the date such participant receives a hardship withdrawal from such 401(k) plan. In such event, payroll deductions shall automatically recommence on the date permitted by such 401(k) plan.

h.    At the time the option is exercised, in whole or in part, or at the time some or all the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the federal, state or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to Fiserv any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.	Grant of Option

On the Grant Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Common Stock determined by dividing such Employee’s accumulated payroll deductions as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period.

8.	Exercise of Option

Unless a participant withdraws from the Plan prior to the Exercise Date in accordance with the withdrawal deadline and other procedures established by the Administrator, as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares (including fractional) shall be purchased for such participant at the applicable Purchase Price with the payroll deductions accumulated during the Offering Period. For clarity, in no event shall a fractional share actually be purchased under the Plan; rather, the participant’s Plan Account (as defined in Section 9 below) shall be credited with a fractional share economic interest, without legal title or voting or other legal rights, pursuant to such procedures and rules as are established by the Administrator. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

If the accumulated payroll deductions cannot be used to purchase shares hereunder due to the application of any limits of the Plan or the Code to such individual, the accumulated amounts that are not used to purchase shares shall be credited to the participant’s Plan Account.

If, on any Exercise Date, the total number of shares of Common Stock to be purchased pursuant to the Plan by all participants would cause the Plan to exceed the number of shares authorized under the Plan (including any Non-Section 423 Sub-Plan) or allocated to such Offering Period by the Administrator, then each participant shall purchase his or her pro rata portion of the shares of Common Stock remaining available under the Plan (including any Non-Section 423 Sub-Plan) based on the amount accumulated for such participant during such Offering Period as compared to the total amount accumulated for all participants during such Offering Period.

9.	Delivery

a.    As soon as administratively practicable following the Exercise Date, the shares of Common Stock purchased on behalf of a participant pursuant to the exercise of his or her option and any fractional share economic interest will be credited to an account with a transfer agent or a securities brokerage firm, as selected by the Administrator, in the name of the participant (the “Plan Account”). By electing to participate in the Plan, a participant will be deemed to authorize the establishment of a Plan Account in his or her name with the transfer agent or securities brokerage firm selected by Fiserv. Subject to Section 9(b), a participant may request that the transfer agent or securities brokerage firm arrange, subject to any applicable fee, for the delivery to the participant or an account designated by the participant of some or all of the Common Stock held in the participant’s Plan Account. If the participant desires to sell some or all of his or her shares of Common Stock held in his or her Plan Account, he or she may do so (i) by disposing of the shares of Common Stock through the transfer agent or securities brokerage firm subject to any applicable fee, or (ii) through such other means as the Administrator may permit.

b.    Before the commencement of any Offering Period, the Administrator may require that (i) any shares of Common Stock purchased under the Plan during such Offering Period be retained in the Plan Account for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to restrict transfer of shares of Common Stock and/or (ii) shares of Common Stock purchased under the Plan automatically participate in a dividend reinvestment plan or program established by the Company while held in the Plan Account.

10.	Withdrawal

a.    At any time during an Offering Period, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering Period by submitting to the Company, or a third party designated by the Administrator, a notice of withdrawal in such form as the Company requires. Such withdrawal may be elected at any time, but must be received prior to the end of the Offering Period in accordance with the withdrawal deadline and other procedures established by the Administrator. Upon withdrawal from the Offering Period by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions under the Offering Period, without interest, and such participant’s interest in the Offering Period shall be automatically terminated. A participant’s withdrawal from an Offering Period will have no effect on his or her eligibility to participate in subsequent Offering Periods that commence after the termination of the Offering Period from which the participant withdraws, but the participant will be required to complete and submit a new participation agreement in order to participate in subsequent Offering Periods under the Plan.

b.    A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan, which may hereafter be adopted by Fiserv.

11.	Termination of Employment; Leave of Absence

Upon a participant ceasing to be an Employee for any reason, including death, he or she shall be deemed to have elected to withdraw from the Plan and his or her payroll deductions accumulated during the Offering Period, but not yet used to purchase shares of Common Stock, shall be returned to such participant, or participant’s beneficiary, and such participant’s option shall be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant’s customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice. For purposes of this Section 11, a participant will not be deemed to have terminated employment in the case of any leave of absence approved by the Company.

12.	Interest

No interest shall accrue on the payroll deductions of a participant in the Plan.

13.	Stock

a.    Subject to adjustment upon changes in capitalization of Fiserv as provided in Section 19 hereof, the maximum number of shares of the Common Stock which shall be made available for sale under the Plan (including any Non-Section 423 Sub-Plan) after the Third Restatement Date, regardless of the number of shares previously approved for sale under the Plan that remain available as of the Third Restatement Date, shall be limited to twenty-five million (25,000,000) shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan (including any Non-Section 423 Sub-Plan), the Administrator shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

b.    For the avoidance of doubt, the aggregate number of shares of Common Stock which may be sold under the Plan, including any Non-Section 423 Sub-Plan, shall not exceed the aggregate number of shares of Common Stock subject to the Plan as provided in this Section 13.

c.    A participant shall have no interest or voting right in shares covered by his or her option until the option has been exercised; provided that, a participant’s fractional share economic interest obtained upon exercise is subject to the limitations set forth in Section 8.

d.    Whole shares to be delivered to a participant under the Plan shall be registered solely in the name of the participant.

14.	Administration

a.    The Plan shall be administered by the Committee or the Administrator, as specified herein. If the Plan does not specify whether the Committee or Administrator has specific authority with respect to an aspect of the Plan, such authority shall reside with the Administrator, unless applicable law requires such authority to reside with the Committee.

b.    The Committee or the Administrator, to the extent of their authority, shall have full and exclusive discretionary authority to administer the Plan, including, without limitation, the authority to (i) construe, interpret and apply the terms of the Plan; (ii) determine eligibility and to adjudicate all disputed claims filed under the Plan; (iii) establish sub-plans, policies, interpretations, practices and procedures of this Plan; (iv) prescribe and require the use of appropriate forms (including electronic forms); (v) prepare reports, notices, and any other documents related to the Plan; (vi) hire all persons (including third-party vendors) providing services to the Plan; and (vii) delegate to one or more individuals such duties and functions related to the operation and administration of the Plan as they so determine, except to the extent prohibited by applicable law.

c.    Every finding, decision and determination made by the Committee or the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

d.    All participation agreements, forms and notices required hereunder may be provided or made available in paper form, electronically or telephonically, as the Administrator specifies.

15.	Transferability

Neither payroll deductions accumulated on behalf of a participant or any rights to exercise an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant. Any such attempt at assignment transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 10 hereof.

16.	Use of Funds

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	Payment of Expenses

The Administrator may specify that all or some of the costs of administering and carrying out the Plan, including any costs incurred with respect to the sale or transfer of shares of Common Stock from a Plan Account, shall be borne by the Company and/or charged to participants’ Plan Accounts. The Administrator need not treat participants uniformly unless so required by Code Section 423.

18.	Reports

Individual Plan Accounts shall be maintained for each participant in the Plan. Statements of account shall be made available to participating Employees after the end of each Offering Period setting forth with respect to such Offering Period the number of shares purchased and the price per share thereof, and also setting forth the total number of shares then held in each Plan Account.

19.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

a.    Changes in Capitalization. Subject to any required action by the shareholders of Fiserv, the Reserves, the maximum number of shares each participant may purchase per Offering Period, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by Fiserv; provided, however, that conversion of any convertible securities of Fiserv shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by Fiserv of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

b.    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of Fiserv, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board or Committee. The New Exercise Date shall be before the date of Fiserv’s proposed dissolution or liquidation as determined by the Board or Committee. The Company shall notify each participant in writing in advance of the New Exercise Date that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

c.    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of Fiserv, or the merger of Fiserv with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a New Exercise Date. The New Exercise Date shall be before the date of Fiserv’s proposed sale or merger as determined by the Board or Committee. The Company shall notify each participant in writing in advance of the New Exercise Date that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20.	Amendment or Termination

a.    The Board or Committee may at any time and for any reason terminate or amend the Plan. The Administrator may also amend the Plan in any manner not prohibited by applicable law. Except as provided in Section 19, no such termination can affect options previously granted. Nevertheless, an Offering Period may be terminated by the Board or Committee before any Exercise

Date if the Board or Committee, as applicable, determines that the termination of the Offering Period or the Plan is in the best interest of Fiserv and its shareholders. Except as provided in Section 19 and this Section 20, no amendment may make any change in any option theretofore granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), Fiserv shall obtain shareholder approval in such a manner and to such a degree as required.

b.    Without shareholder approval or consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Committee or Administrator (to the extent permitted by applicable law) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee or Administrator determines in its sole discretion advisable, that are consistent with the Plan.

c.    In the event the Board or Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board or Committee may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences including, but not limited to:

i.    altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price;

ii.    shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board or Committee action; and

iii.    allocating shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Plan participants.

d.    In the event the Board or Committee determines that the terms of the Plan or any option will not comply with the laws of a foreign jurisdiction applicable to Foreign Employees, the Board or Committee may modify or amend the Plan or any option to comply with such laws; provided that such amendments or modifications to the Plan or an option as applied to such Foreign Employees do not provide more favorable terms than are applied to Employees resident in the United States as provided by Section 423 of the Code. Such modifications or amendments shall not require shareholder approval or the consent of any Plan participants.

21.	Notices

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Conditions Upon Issuance of Shares

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for Fiserv, such a representation is required by any of the aforementioned applicable provisions of law.

23.	Term of Plan

The Plan, as amended and restated, became effective on the Third Restatement Date. It shall continue in effect for a term of ten (10) years from July 1, 2019 unless sooner terminated under Section 20 hereof.

24.	No Employment Rights

The Plan does not, directly or indirectly, create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it may not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an Employee’s employment at any time.

25.	Effect of Plan

The provisions of the Plan, in accordance with its terms, will be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan including, without limitation, the Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of the Employee.

26.	Governing Law

The Plan will be construed, interpreted, applied and enforced in accordance with the laws of the State of Wisconsin, other than its laws regarding choice of laws, except to the extent that the state law is preempted by any federal law.